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                                                                    EXHIBIT 10.1

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                             [Logo] ANALOG
                                    DEVICES


                                FY97 BONUS PLAN

                         SHARING THE COMPANY'S SUCCESS

                              [NEW ANALOG GRAPHIC]

Analog Devices is committed to sharing its success with the people who make it possible - our employees. The aim of the Bonus Plan is to encourage participation by all of us in achieving company goals and to share the rewards of our success.

                                        Ray Stata        Jerry Fishman
                                        Chairman         President


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                              U.S.-BASED EMPLOYEES
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PURPOSE OF THE BONUS PLAN

The intent of ADI's Corporate Bonus Plan is to encourage employees to work together toward the company-wide goal of improved financial performance. Improvement in the Company's performance, which can be influenced by all employees, results in a reward for both employees and shareholders alike.

MEASURING ANALOG'S SUCCESS

For the past five years, Operating Profit Before Taxes (OPBT) has been used as the principal measure of success for ADI. The goal over the last few years was to improve overall profitability to competitive levels, In FY 1996, we achieved this multi-year goal.

For FY 1997 the Corporate Bonus Plan is changing, to focus our attention on both profitability and sales growth. In order for ADI to become a multi-billion dollar company, rapid growth as well as sustained profitability will both be critical success factors. The FY97 Bonus payment formula has been modified to reflect that goal by including measures for both of these success factors.

BONUS PAYMENT FORMULA

For FY97, the payout factor for each Bonus Period will be determined using two measures of company performance: growth in sales from last year, and OPBT for the bonus period. One-half of the Bonus payout factor will be driven by sales growth over the same period in FY96, and one-half by Operating Profit in the Bonus Period.

For bonus purposes, Bonus Period 1 consists of Q1 and Q2, and Bonus Period 2 consists of Q3 and Q4. A bonus will be paid semiannually, in June and December, if Analog's performance is sufficient to earn a bonus.

The payout factor is determined by combining the sales growth rate and the OPBT level for the period. For example, if sales growth for Q1/Q2 were 15% and OPBT 20%, then the combined payout factor for the period would be 1.75 times target.

As a key part of changing the Bonus Plan in FY97, the maximum payout factor has been increased from 2.0 times the bonus target to 2.5 times target, thus increasing the maximum level of bonus that could be achieved. The reason for increasing this payout "cap" is the recognition that higher levels of sales growth and profitability provide an opportunity to share more rewards with employees. This new "cap" allows employees to potentially earn a larger bonus than previously, if we are successful in meeting our growth and profitability goals.

SETTING EXPECTATIONS

For FY94, FY95, and FY96, the annual bonus payout factors were 1.32, 1.67, and
1.9 times target, respectively. Given the continuing challenges of our business environment, it is very possible that FY97 bonus payments will not match those paid for FY96. In particular, a first half FY97 bonus payment would very likely be less than that paid for the second half of FY96. If sales growth occurs in the range of 5% to 10% and OPBT levels remain in the 15% to 20% range, the Bonus payout factor will be between 1.0 and 1.5 times target. As always, no one should plan on receiving a bonus payment until it is actually announced.

YOUR BONUS TARGET

Your ADI Bonus Target is based upon your job grade level. This target represents a percentage of your regular earnings paid during the bonus period. The bonus targets are:

                         BONUS                    POTENTIAL
GRADE LEVEL             TARGET                      RANGE

Non-Exempt                4%                       0 - 10%
E02 - E06                 4%                       0 - 10%
E07 - E10                 6%                       0 - 15%
E11 - E14                15%                       0 - 38%
E15 - E18                20%                       0 - 50%

ADI's bonus targets are developed through competitive analysis of pay practices among our industry competitors.
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YOUR BONUS PAYMENT
At the end of each bonus period, a payout factor will be computed from the payout model based upon OPBT and growth for the period. When ADI's operating results warrant it, you will receive a bonus payment. The payment is calculated by multiplying your accumulated regular earnings paid in the bonus period by the bonus target that corresponds to your job grade level in effect at the end of the bonus period. The product of that calculation is then multiplied by the payment factor to provide the gross bonus payment amount.

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                                    EXAMPLE

Accumulated regular earnings for the Bonus Period                $15,000

Bonus target percent                                                   4%

Payout factor for the Bonus Period                                  1.50

Gross bonus (before tax) payment

$15,000 x 4% x 1.50 = $900.00

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Included in regular earnings are the following pay categories:

        - Base pay                      - Holiday pay
        - Shift differential            - Bereavement pay
        - Sick pay                      - Jury duty pay
        - Vacation pay                  - Alternative work schedule pay

EXCLUDED from the Bonus Plan are:

        - Overtime pay
        - Bonus payments received from a previous bonus period
        - Other payments which are taxable but not considered regular earnings.

WHO'S ELIGIBLE?
Most ADI employees participate in the Bonus Plan. New employees are immediately eligible to participate in the Plan with no waiting period.

The following situations may EXCLUDE an employee from Bonus payment eligibility:

        - Employee is already covered under a field sales, field applications engineering or other incentive program
        - Employee terminates employment prior to the last day of the bonus period
        - Employee receives a Marginal performance rating during the bonus period
        - Employee receives a final written warning during the bonus period
        - Co-op student or intern
        - Temporary employee

ADI BONUS: A PART OF TOTAL COMPENSATION
The ADI Bonus Plan is only one compensation package, along with base pay/merit increase and benefits programs. The Bonus program, together with the base pay/merit increase program, make up your total cash compensation. The bonus is the most variable component of your total package.

ADI's total cash compensation strategy is to pay at above average pay levels for above average performance. This strategy relates to both individual and company performance.

Our base pay/merit increase and benefits programs are designed to maintain individual base pay rates and benefits at a level competitive with those of other employers. Then, when company performance warrants a bonus payment, the additional money it provides moves your total cash compensation to a higher level.


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                             WE CAN HAVE AN IMPACT

Everyone can influence sales growth and profitability by improving customer satisfaction, minimizing waste and controlling expenses. Each person's initiative is important. TQM can provide tools for identifying and implementing important improvements.

There are two ways to increase OPBT - by increasing sales revenues and/or decreasing expenses. Increasing sales revenues is not just the job of the sales force.

Delivering well-designed, high-quality products on time is a company-wide effort. Similarly, everyone can play a role in reducing expenses.

Working together, we can have an impact - whether it's improving processes to increase customer satisfaction or finding ways to cut waste and reduce expenses. The daily improvements we can make ultimately add up to affect the "bottom line".

                           QUESTIONS ABOUT THE BONUS

WHY WAS THE BONUS PAYOUT FORMULA CHANGED?
Since the Bonus Plan began in FY92 the goal has been to increase ADI's profitability. Now that we have achieved this important goal, it's time to turn our attention to additional performance measures that will help focus the future competitive position of the company.

WHEN WILL I RECEIVE MY BONUS PAYMENT?
Bonus checks are issued approximately six weeks after the close of the bonus period and the formal announcement of a bonus payment for the period.

WILL MY BONUS PAYMENTS BE ELIGIBLE FOR TIP OR THE EMPLOYEE STOCK PURCHASE PLAN? If you currently contribute to TIP, deductions will be taken out from your bonus payments. Bonus payments will also be included in the calculation of the company contributions to that program. Deductions are not taken for the ESPP.

WHAT IF MY JOB GRADE AND BONUS TARGET CHANGE DURING THE BONUS PERIOD?
Your bonus payment will be based on the job grade effective at the end of the bonus period.

WHAT IF I CHANGE WORK SHIFTS?
Because shift differential paid during the bonus period is included as part of your earnings for the bonus calculation, your bonus payment will already take into consideration any shift differential earnings that you may have for the period.

WHAT IF I TRANSFER BUSINESS UNITS OR CHANGE STATUS BETWEEN FULL-TIME AND PART-TIME?
If you transfer between business units, your earnings records transfer with you. since your bonus payment is based on your accumulated paid earnings for the bonus period, your bonus calculation will take into account any change in reporting organization or change in status (such as part-time to full-time or full-time to part-time).

WHAT IF I AM ON A LEAVE OF ABSENCE OR DISABILITY FOR PART OF THE BONUS PERIOD? The bonus is paid based on your earnings while actively at work during the period (not on short-term disability, long-term disability or other leave of absence). So, any pay received during your leave of absence will be excluded from your accumulated paid earnings for bonus calculation purposes.

This plan brochure provides a summary of the FY97 Bonus Plan. If you need further information, ask your supervisor or Human Resources consultant. Analog Devices reserves the right to modify this Plan from time to time in its sole discretion.

[ANALOG DEVICES Logo]
THREE TECHNOLOGY WAY * P.O. BOX 9106 * NORWOOD, MA 02062-9106
* TEL: 617-329-4700